EXHIBIT 99.1

SHAREHOLDER LETTER

July 28, 2005

Dear Shareholder:

We appreciate your patience and understanding over the past months, which have been a particularly challenging time for Veterinary Pet Services, Inc. (the “Company”). As you know from our prior announcements, the Company continues to work through difficulties with its internal software system. In spite of these challenges, the Company continues to make progress and grow its business. The purpose of this letter is to inform you of recent developments.

First, the Board of Directors has approved a merger of the Company with and into its subsidiary, Veterinary Pet Insurance Company (“VPI”), the insurance operating company. VPI will be the survivor. Accordingly, following the merger, each of your shares of the Company will be VPI shares. There will be no economic dilution to you at all and no changes in the rights, preferences and restrictions on your shares of common stock. Your economic interests and your voting interests will be exactly identical after the merger as before the merger. Accordingly, following the merger all outstanding options and warrants of the Company will also be assumed by VPI. No shares in connection with the merger are being purchased by anyone. The Company intends to make the merger effective August 19, 2005.

The Board of Directors has elected to effect the merger for two reasons. Because there are approximately 1,000 shareholders, the Company is required to be a public reporting company under Section 12(g) of the Securities and Exchange Act of 1934, as amended. The compliance costs to maintain the Company as a public reporting company, coupled with the additional costs of compliance with the Sarbanes-Oxley Act, could run into the millions of dollars. This money can and should be better spent in promoting the Company’s business and creating value for the shareholders. Secondly, the common shares of the Company do not trade and are not listed for trading on any exchange or any inter-dealer quotation system. Hence, there is virtually no utility to the Company maintaining itself as a public reporting company.

Following the merger, VPI will continue to be regulated by the California Department of Insurance. Accordingly, VPI’s affairs and financial condition will continue to be monitored by the Department of Insurance according to applicable rules and regulations. Under the California Corporate Code, because the Company owns 100% of VPI, and because the economic interests of the Company’s shareholders will not be affected as a result of the merger, no shareholder meeting or approval is required for the merger.

The Company truly believes that the merger will permit the Company to focus on its business objectives and create value for shareholders, as opposed to being distracted for countless hours with lawyers and accountants to meet the compliance obligations of a public reporting company. Both Scottsdale Insurance Company (61% equity holder) and The Iams Company (9% equity holder) are in favor of the merger. The merger has been unanimously approved by the Boards of Directors of both the Company and VPI.

In addition, as you may know from our prior press release, the Company has hired Dennis P. Drent as its President and Chief Executive Officer. Mr. Drent will be responsible for developing and implementing the Company’s strategic initiatives to support growth, profitability, and financial and operational processes. He will also serve as a member of the Company’s Board of Directors. With 25 years of financial and audit management and leadership experience, Mr. Drent most recently served as senior vice president of Internal Audits for Nationwide, a diversified insurance and financial services company based in Columbus, Ohio. Previously, Mr. Drent worked and served as partner in the internal audit outsourcing practice at Ernst & Young, and prior to that held several management positions at TIG Holdings, Inc., including Chief Audit Executive and Commercial Lines Controller. Mr. Drent also spent eight years with the “Big Eight” public accounting firms, including as an Insurance Industry Specialist. He holds a master’s in business administration and a bachelor’s degree in biochemistry from the University of Illinois at Urbana-Champaign. Mr. Drent is a Certified Public Accountant and member of the Institute of Internal Auditors.

VPI is also pleased to report that it has received a $15 million capital infusion from its 61% majority owner, Scottsdale Insurance Company, in the form of a Certificate of Contribution. This $15 million infusion was made pursuant to California Department of Insurance approval and any repayment of principal or interest (at 5%) must be first approved by the Department. Under statutory accounting policies, this Certificate of Contribution is permitted to be treated as additional capital and therefore enhances the surplus position of VPI. This $15 million represents a very tangible expression of confidence in VPI, and will be used to shore up surplus so that VPI can continue to grow.

As you know from the Company’s prior announcements, the Company has experienced difficulty with its software system that was developed and put in place several years ago. In particular, the software system has been unable to generate consistent and repeatable financial data to produce financial statements. The Company has devoted considerable resources to fix this problem and continues to make progress. The Company will issue financial statements to shareholders as soon as these software problems are remediated.

Finally, the Company anticipates that it will call a shareholders’ meeting sometime this Fall. Please stay tuned for a notice announcing the meeting. In the meantime, if you have any questions, please call Mr. Curtis Steinhoff at (602) 721-1375. Please also see the attached question and answer sheet for information regarding the merger.

Very truly yours,

/s/ R. MAX WILLIAMSON
R. Max Williamson
On Behalf of the Board of Directors

QUESTIONS AND ANSWERS

Q:	How many shares will I get after the merger?

A:	You will have the same number of shares after the merger as you owned before the merger.

Q:	How do I get my new shares?

A:	When the merger is completed, you will receive a notice from the Company inviting you to submit your share certificate to a professional transfer agent who will cancel the share certificate and re-issue to you a new share certificate for the identical number of shares of Veterinary Pet Insurance Company.

Q:	I am an optionholder or warrantholder. How do I get my new options or warrants?

A:	After the merger is completed, you will receive a notice from the Company inviting you to submit your options and or warrants to a professional transfer agent. When the transfer agent confirms your old options and warrants, he will re-issue to you options and warrants with the identical number of shares at the identical price in the name of Veterinary Pet Insurance Company.

Q:	When is the merger expected to occur?

A:	August 2005

Q:	I lost my share certificate. What should I do?

A:	Once the merger is completed, you will receive instructions as to what to do in order to file a lost share certificate affidavit. You will need to sign an affidavit attesting to the number of shares that you own and have your signature verified. Your affidavit will then be compared by the transfer agent to the Company’s share ledger and books. Once your number of shares and signature are verified, the transfer agent will issue you a new share certificate. Your lost share certificate affidavit will be placed on file with the Company’s books and records.

Q:	Will I have any taxable event as a result of the merger?

A:	The merger is intended to be treated as a tax-free exchange. If you have any questions, please consult your personal tax advisor.